Exhibit 10.Q

EMPLOYMENT AGREEMENT

This AGREEMENT is made this 3rd day of June 2024 by and between NAPCO Security Technologies, Inc., a Delaware corporation having its principle place of business at 333 Bayview Avenue, Amityville, New York 11701 and/or its related subsidiaries, successor entities, and/or affiliates (herein referred to collectively as "NAPCO"), and Andrew J. Vuono (hereinafter "EXECUTIVE") residing at 66 Hill Drive, Oyster Bay, New York 11771-3619.

WHEREAS, NAPCO desires to employ EXECUTIVE as Senior Vice President of Finance and Chief Accounting Officer and EXECUTIVE desires to be employed by NAPCO.

NOW THEREFORE:

I.	EMPLOYMENT:

Subject to the terms and conditions hereinafter set forth, NAPCO hereby employs EXECUTIVE and EXECUTIVE agrees to be employed by NAPCO as Senior Vice President of Finance and Chief Accounting Officer.  EXECUTIVE agrees to devote his full time and best efforts to the business of NAPCO.

II.	DUTIES:

EXECUTIVE shall, during the continuance of his employment hereunder:

(a)	Devote the whole of his time and attention and abilities to the business of NAPCO during regular working hours and at such other times as may be necessary;

(b)Perform such duties as are usually performed by an EXECUTIVE serving in his capacity and such other duties as may be assigned to him from time to time by the Executive Vice President of Operations and CFO of NAPCO;

(c)Perform his duties subject to the direction of the Executive Vice President of Operations and CFO of NAPCO;

(d)Perform all duties in strict compliance with all governmental laws rules and regulations, including, but not limited to, any laws, rules and regulations of the Securities and Exchange Commission; and

(e)Report directly to the Executive Vice President of Operations and CFO of NAPCO and on a dotted line basis to the Chairman of NAPCO.

In order to meet the aforementioned duties, EXECUTIVE agrees to immediately resign from any other executive positions, consulting positions, employee positions, etc. that EXECUTIVE presently maintains. EXECUTIVE further agrees not to accept any such future positions during the term of his employment without the prior written consent of the Chairman or the Executive Vice President of Operations and CFO of NAPCO.  Moreover, EXECUTIVE represents and warrants that he has a full knowledge and understanding of all governmental laws, rules and regulations including, but not limited to, any laws, rules and regulations of the Securities and Exchange Commission and that he will remain up-to-date on any newly promulgated laws, rules and regulations in order to fulfill his duties in a manner fully compliant with the law.  EXECUTIVE shall perform all NAPCO business-related activities solely on NAPCO owned and supplied telephones, email addresses, mailing addresses, etc.

III.	COMPENSATION:

For the services to be rendered under this AGREEMENT, NAPCO agrees to pay the EXECUTIVE the following compensation:

(a)Salary - An annual salary of three hundred and fifty thousand dollars ($350,000.00) subject to annual reviews and compensation adjustments hereinafter on the anniversary date of this AGREEMENT.  The annual salary will be paid periodically in accordance with NAPCO's standard payroll practices, which is presently on a weekly basis.

(b)Performance Based Bonuses - A yearly performance based bonus will be awarded if mutually agreed upon performance measures established by EXECUTIVE and NAPCO’s Executive Vice President of Operations and CFO are met or exceeded.

EXECUTIVE and NAPCO agree to adjust the performance based bonuses should NAPCO be acquired by, acquires, or mergers with, another company if any such transaction impacts the performance measures established for the bonus plan.  A new bonus plan will be negotiated for each Fiscal Year.

(c)Vacation - EXECUTIVE will be granted three (3) weeks' paid vacation time in accordance with NAPCO policy.

(d)Health Insurance - EXECUTIVE will be entitled to health insurance benefits in accordance with the terms and conditions of its corporate plan in effect.  In addition, NAPCO will pay EXECUTIVE up to one thousand five hundred dollars ($1,500.00) per month for a period of up to three (3) months to assist EXECUTIVE in paying for COBRA health insurance continuation.

(e)Benefits - EXECUTIVE will qualify for all benefits afforded to other employees of NAPCO (that are non-duplicative of any described above) pursuant to NAPCO’s Salaried Employee Handbook including health insurance, sick days, holidays, personal days, etc.

(f)Stock Options - NAPCO agrees to grant twenty thousand (20,000) stock options pursuant to a separate stock option agreement to be provided.

IV.	RESTRICTIVE COVENANTS:

(a)EXECUTIVE acknowledges that investor lists, customer lists, technical, financial, and other confidential information of NAPCO or any third party with which NAPCO is in technical or commercial cooperation, or which

EXECUTIVE may obtain knowledge in the course of and by virtue of his employment, constitutes valuable and confidential assets and that unauthorized disclosure or utilization thereof would be detrimental to NAPCO.  EXECUTIVE therefore agrees that he will not disclose or utilize, either during his employment or thereafter, any such technical or other confidential information, without first obtaining the prior written consent of the Chairman or the Executive Vice President of Operations and CFO of NAPCO thereto, except as such disclosure or utilization may be required by EXECUTIVE's service to NAPCO or by law.

(b)All financial marketing, investor and business contacts, business opportunities, trade secrets and proprietary information including, but not limited to, all formulas, patterns, designs, sales and business plans, financial market and investor relations plans, plant secrets, processes, methods for determination of costs, customer lists, and other confidential secrets, or internal information which heretofore have been or hereafter may be conceived by or disclosed to EXECUTIVE in the course of EXECUTIVE's employment, shall at all times be and remain the sole and exclusive property of NAPCO, except as required by law or by EXECUTIVE's employment at NAPCO, and shall be kept confidential by EXECUTIVE and not be utilized personally be EXECUTIVE or divulged by EXECUTIVE to any third party or company.

(c)All inventions, improvements, patent pendings, ideas concerning patents or improvements relating thereto (collectively hereinafter referred to as "Inventions") which EXECUTIVE solely, or with others, receives or reduces to practice or may conceive in the course of such employment or with the use of NAPCO time, material or facilities, or relating to any subject matter with which my work for NAPCO is or may be concerned or reduced to practice during the term of my employment by NAPCO, shall be the sole property of NAPCO.

(d) EXECUTIVE shall promptly disclose in writing to NAPCO and maintain adequate and current written records of such Inventions, in the form of notes, sketches, drawings or reports, which shall be the property of NAPCO, shall specifically assign to NAPCO all such Inventions and shall execute all papers and perform all other lawful acts which NAPCO deems necessary or advisable for the preparation and prosecution of patent applications and the procurement and maintenance of United States and foreign patents and for the transfer of interests therein to NAPCO.  It is understood and agreed that all expenses incurred with respect to the obligations of this paragraph shall be by NAPCO or its nominee.  EXECUTIVE shall make no other application for intellectual property relating to such Inventions without the express written approval of NAPCO.

(e)EXECUTIVE shall not make or permit to be made, except pursuant to his duties hereunder and for the sole use and account of NAPCO, any papers or documents, including drawings and records of research, made by EXECUTIVE or at

EXECUTIVE's directions or which may come into EXECUTIVE's possession in any way, and EXECUTIVE shall deliver to NAPCO on the termination of employment, all such materials in EXECUTIVE's possession.

(f)EXECUTIVE agrees that during the term of employment hereunder, he will not, except with the prior written consent of the Chairman or the Executive Vice President of Operations and CFO of NAPCO, directly or indirectly engage in, or accept any position as an agent, employee, officer or director of, or consult, advise with, invest in, or otherwise in any way give assistance to aid any person, firm or corporation (or any of their related entities) engaged in the security alarm, fire alarm, security lock, security hardware, architectural locking, exit push doors, door closers, video security, home automation or entry access products industries either as a manufacturer, dealer, integrator, sales representative, technical representative, and/or distributor.  Nothing in this subsection will prevent EXECUTIVE from receiving, maintaining or divesting shares in the security alarm, fire alarm, security lock, security hardware, architectural locking, exit push doors, door closers, video security, home automation or entry access products industries that have been, are, or will be accumulated or awarded based on EXECUTIVE’s prior employment.

(g)For a period of two (2) years after such termination of EXECUTIVE's employment hereunder, EXECUTIVE will not, without the prior written consent of NAPCO, directly or indirectly engage in, or accept any position as agent, employee, officer or director of, or consult, advise with, invest in (except in insignificant amounts) or otherwise in anyway give assistance or aid to any person, firm, or corporation (or any of their related entities) engaging in business which relates directly or indirectly with the security alarm, fire alarm, security lock, security hardware, architectural locking, exit push doors, door closers, video security, home automation or entry access products businesses of NAPCO or which would be competitive or a competitive substitute with any product(s) or product lines in the security alarm, fire alarm, security lock, security hardware, architectural locking, exit push doors, door closers, video security, home automation or entry access products businesses of NAPCO either as a manufacturer, dealer, integrator, sales representative, technical representative, and/or distributor of which NAPCO was involved with at the time of termination of EXECUTIVE's employment hereunder.

(h)EXECUTIVE covenants and agrees that so long as he is in the employ of NAPCO and after leaving the employ of NAPCO, he will not directly or indirectly disclose, communicate, divulge or furnish to or use for the benefit of himself (except while he is in the employ solely and in the pursuit of the activities of NAPCO) or any other person, firm or corporation, any other of the trade secrets, designs, improvements, marketing plans, financial market and investor relations plans, inventions of NAPCO belonging to NAPCO, or the designs, or processes of distribution, or processes of manufacture of any product or article sold or distributed by NAPCO, which EXECUTIVE may learn by virtue by his activities or which he may develop for NAPCO.

(i)For a period of two (2) years after the termination of EXECUTIVE’s employment with NAPCO, EXECUTIVE will not interfere with NAPCO’s business by, either directly or indirectly, (i) soliciting an employee to leave NAPCO’s employ, (ii) inducing a consultant to sever the consultant’s relationship with NAPCO, (iii) soliciting business from any of NAPCO’s customers, financial contacts or investors, (iv) making any disparaging communications about NAPCO, or (iv) assisting any entity, either directly or indirectly, in making a hostile takeover bid of NAPCO.

V.	REMEDIES:

The parties hereto recognize that, in the event of any breach or threatened breach by the EXECUTIVE of the provisions of Section IV hereunder of, NAPCO will suffer irreparable injury in connection with which damages would be difficult, if not impossible, to ascertain and it is therefore agreed that NAPCO, in addition to and without limiting any other remedy or right it may have under this AGREEMENT, or at law or in equity, shall be entitled to an injunction against the EXECUTIVE issued by any court of competent jurisdiction enjoining any such breach or threatened breach, without the posting of any bond.

VI.	EFFECT OF WAIVER:

The waiver by either party of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any subsequent breach thereof.

VII.	NOTICE:

Any and all notices referred to hereunder shall be sufficient if furnished in writing and sent by registered or certified mail to the parties at the addresses given herein, or to such other addresses as may hereafter be designated by notice in writing given in accordance with the provisions of this paragraph.

VIII.	GOVERNING LAW:

The parties agree that this AGREEMENT shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York and that jurisdiction for any dispute under this AGREEMENT shall be in the courts of New York.

IX.	SEVERABILITY:

If any provision of this AGREEMENT shall, to any extent, be deemed invalid or unenforceable, the remainder of this AGREEMENT shall not be affected, and each term shall be valid and shall be enforced to the extent permitted by law.

X.	AMENDMENTS TO AGREEMENT:

No amendment of this AGREEMENT shall be effective unless reduced to writing and executed by a duly authorized officer of NAPCO and by EXECUTIVE.

XI.	TERM:

This AGREEMENT shall be for a term of one (1) year from the start date of employment and may be renewed upon mutual written agreement by the parties.

XII.	SEVERANCE:

Upon the first anniversary date of this Agreement, NAPCO will extend a severance agreement providing that (i) upon any non-voluntary termination of employment which is not based on cause or (ii) upon change in corporate control of NAPCO and your employment ceases within three (3) months thereof, you will be entitled to severance pay equaling six (6) months' salary and continued health insurance for a period of six (6) months.  The payment of any such severance or continued health insurance would be paid according to the same payment schedule as if you were still employed during that time frame.

XIII.	TERMINATION OF EMPLOYMENT:

In the event that EXECUTIVE voluntarily leaves the employ of NAPCO or he is terminated with cause, all benefits to EXECUTIVE under this AGREEMENT shall cease.

XIV.	MISCELLANEOUS:

This AGREEMENT is to be read in conjunction with the rights and obligations provided to other employees of NAPCO.  Furthermore, nothing in this AGREEMENT is intended or should be interpreted to circumvent any obligations applicable to NAPCO pursuant to federal, state or local laws.  EXECUTIVE shall maintain the existence and terms of this AGREEMENT in strict confidence, including from other NAPCO employees, except to the extent that disclosure is required to enforce its terms.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE DURING YOUR EMPLOYMENT AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE NAPCO’S CONFIDENTIAL INFORMATION DURING OR AFTER YOUR EMPLOYMENT.

EXECUTIVE HAS HAD A FULL OPPORTUNITY TO READ THIS AGREEMENT WITH HIS COUNSEL, IF SO DESIRED, AND FULLY UNDERSTANDS ITS TERMS AND CONDITIONS.

NAPCO Security Technologies, Inc.	EXECUTIVE

By:

Kevin S. Buchel	Andrew J. Vuono
President, COO & CFO

Dated:	Dated: